Exhibit 99.1


City Holding Company and Horizon Bancorp, Inc. Complete Merger

CHARLESTON, W.Va., Dec. 31 /PRNewswire/ -- City Holding Company (Nasdaq: CHCO - news) announced today that it had completed its merger with Horizon Bancorp, Inc. (Nasdaq: HZWV - news), Beckley, West Virginia. In the merger, Bank of Raleigh, First National Bank in Marlinton, Greenbrier Valley National Bank,
National Bank of Summers of Hinton, and The Twentieth Street Bank, banking subsidiaries of Horizon, became wholly-owned subsidiaries of City Holding.

City Holding will issue 1.111 shares of City Holding common stock for each outstanding share of Horizon common stock. Approximately 10,200,000 shares of City Holding common stock are expected to be issued in the merger.

The City Holding Board of Directors will comprise 24 directors, 12 having been designated by City Holding and 12 having been designated by Horizon. Steven J. Day, President and Chief Executive Officer of City Holding and City National Bank, will continue as City Holding's President and Chief Executive Officer. Philip L. McLaughlin, President and Chief Operating Officer of Horizon, will become Chairman of the Board of Directors of City Holding. Samuel M. Bowling, Chairman of the Board of City Holding Company, will become Vice Chairman of City Holding. Bernard C. McGinnis, Executive Vice President and Director of Horizon, will become a Vice Chairman of City Holding.

After the merger City Holding will own City National Bank of West Virginia and its non-banking divisions, Del Amo Savings Bank, FSB, City Financial Corporation and the five banking subsidiaries of Horizon. City Holding is headquartered in Charleston, West Virginia, and will have 58 financial services offices across the states of West Virginia and Ohio.